                                                                 EXHIBIT 10.7(c)


                                AMENDMENT NO. 2
                                      TO
                          ATLANTIC RICHFIELD COMPANY
                         EXECUTIVE LIFE INSURANCE PLAN
                          ___________________________

Pursuant to the power of amendment reserved therein, the following amendment is hereby made to the Atlantic Richfield Company Executive Life Insurance Plan (the "Plan") effective as of July 28, 1997.

1. Article I, Paragraphs 1.2 and 1.28 of the Plan are amended to read as follows:

          "1.2   "Administrative Committee" means the committee appointed by the
     Senior Vice President, Human Resources, of the Company, and consisting of at least three employees of the Company, which administers this Plan pursuant to Article XII."

          "1.28 "Anticipatory Change of Control" means (a) the execution of an agreement or a written document which, if the subject thereof were consummated, would result in a Change of Control; (b) a public announcement by any Person, including ARCO, of an intent to take an action(s) which, if consummated, would result in a Change of Control; or (c) the delivery of a signed, written statement to the Trustee of the Change of Control Trust and ARCO's Independent Auditor by the Chief Financial Officer of ARCO and General Counsel of ARCO that an Anticipatory Change of Control is in effect, provided that, with respect to any of the above three circumstances, the Anticipatory Change of Control shall not be effective until approved by either the Board or the Executive Committee of the Board."

2. Article I, Paragraph 1.5 of the Plan is deleted, Paragraph 1.31 is renumbered as Paragraph 1.5 and Paragraphs 1.32, 1.33 and 1.34 are renumberd as Paragraphs 1.31, 1.32 and 1.33. Redesignated Paragraph 1.33 of the Plan is deleted and new Paragraphs 1.33, 1.34, 1.35 and 1.36 are added to Article I of the Plan to read as follows:

          "1.33 "Board" means the Board of Directors of ARCO established by the Articles of Incorporation of ARCO.

          1.34 "Change of Control Trust" means the trust established by ARCO to provide for the payment of any benefits, in whatever form is required, under this Plan on and after a Change of Control.

          1.35 "Executive Committee" means the Executive Committee of the Board as established by the Board of Directors of ARCO.

          1.36 "Special Plan Administrator" means the entity designated in the Change of Control Trust, which shall have full administrative powers under this

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     Plan on and after a Change of Control, including, but not limited to, all interpretive and decision powers reserved to the Administrative Committee prior to a Change of Control."

3.   Article IX of the Plan is amended to read as follows:

                                  "ARTICLE IX
                 Continuation of Coverage - Change of Control

          9.1 If an Employee who is a Participant in the Plan as of the date of a Change of Control is terminated from employment during the Benefit Trigger Window under any of the circumstances described under Paragraph 9.2, this Plan shall remain in effect for the Applicable Period described under Paragraph 9.3, under terms and provisions no less favorable than were in effect as of the date of the Change of Control, provided that the former Employee complies with any requirements of the Special Plan Administrator regarding the administration of the Plan including the amount or time for making Participant contributions, and provided, further, that failure of the Participant to so comply shall result in a cancellation of coverage on the date of such delinquency with no right of reinstatement.

          9.2 Termination of Employment shall mean termination of employment during the Benefit Trigger Window, other than due to voluntary termination or for cause, and with respect to Grades E0, E1, E2 and E3 shall also mean the Employee's voluntary termination following management's request to accept a (a) demotion to a lesser job, (b) reduction in Base Salary plus Salary Grade Target AIP Award of ten percent or more, or (c) relocation of the principal place of work which would constitute a deductible moving expense under (S)217 of the Internal Revenue Code. With respect to Grades E4, 10 and 9, only Clauses (b) and (c) above shall apply and for Employees Grade 8 or below, provision (b) shall apply only to Base Salary.

          9.3 In the event of termination of employment under Paragraph 9.2, the Participant will be entitled to maintain coverage, as described in Paragraph 9.1, during the Applicable Period as follows:

          ======================================================
                Applicable Period of Executive Life Insurance
                      Continuation Following Termination
          ======================================================
                   Employee              Period of Benefit
                     Grade             Continuation (Months)
          ======================================================
              EO and E1                         36
          ------------------------------------------------------
              E2                                36
          ------------------------------------------------------
              E3                                24
          ------------------------------------------------------
              All Others                        18
          ------------------------------------------------------

4.   Subarticle 11.3 of the Plan is amended to read as follows:

          "11.3 The Plan may not be amended during an Anticipatory Change of Control, except that the Board, as defined above, may amend the Plan during such a period as it may deem reasonably necessary, upon advice of counsel, to

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     further the interest of the Company and its shareholders regarding any legal requirements and, provided further, that any such amendment which reduces, or could reduce, the value of any benefit of a Participant, as determined in the sole discretion of the Special Plan Administrator, shall provide substantially equivalent value in replacement thereof to the Participant."

     Executed this 5th day of November, 1998


ATTEST                                      ATLANTIC RICHFIELD COMPANY


    /s/ ARMINEH SIMONIAN                        /s/ JOHN H. KELLY
BY: ______________________                  BY: _________________________
    Armineh Simonian                            John H. Kelly
                                                Senior Vice President
                                                Human Resources

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